Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS SECOND QUARTER CONTINUING EPS OF $.49

— Investment management fees increased 15%, institutional trust and custody fees increased 17% —

PITTSBURGH, July 19, 2005 — Mellon Financial Corporation (NYSE:MEL) today reported net income from continuing operations of $203 million, or 49 cents per share, in the second quarter of 2005. This compares to net income from continuing operations of $180 million, or 42 cents per share, in the second quarter of 2004, and $305 million, or 72 cents per share, in the first quarter of 2005. The second quarter of 2004 included a charge of $24 million, or 4 cents per share, and the first quarter of 2005 included gains, net of other charges, of $182 million, or 28 cents per share, each of which is detailed in a supplemental table of this release.

“Second-quarter results reflect strong growth in our fee-based businesses, principally Asset Management and Asset Servicing. Institutional Asset Management benefited from strong new business generation and continued excellent investment performance, a combination that has also resulted in a higher level of performance fees. Asset Servicing continued to benefit from strong organic growth as well as seasonally strong market-related activity. During the quarter we were recognized by another independent survey as the leading global custodian among our large global custodian peers. We continued to generate industry-leading returns on equity of 20 percent, and utilized our excess capital to reinvest in our growth businesses and repurchase shares,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation.

The loss from discontinued operations totaled $78 million, or 19 cents per share, in the second quarter of 2005, compared with $4 million, or less than 1 cent per share, in the second quarter of 2004, and $50 million, or 12 cents per share, in the first quarter of 2005. Net income totaled $125 million, or 30 cents per share, in the second quarter of 2005, compared with $176 million, or 42 cents per share, in the second quarter of 2004, and $255 million, or 60 cents per share, in the first quarter of 2005.

Second Quarter Highlights of Continuing Operations (comparisons are with the second quarter of 2004, unless noted otherwise).

•	Total fee and other revenue increased 11 percent to $898 million and represented 87 percent of total revenue, with acquisitions accounting for 4 percent of this increase. The overall increase was primarily driven by a $56 million increase in investment management fees and a $26 million increase in institutional trust and custody fees.

•	Assets under management increased 9 percent to a record level of $738 billion at June 30, 2005. Assets under administration or custody increased 20 percent to a record level of $3.428 trillion at June 30, 2005. Assets under management increased 1 percent (unannualized) and assets under administration or custody increased 4 percent (unannualized) compared to March 31, 2005.

Mellon Reports Earnings

July 19, 2005

•	Investment management fee revenue increased 15 percent to $437 million. The increase in investment management fees reflects net inflows, improved market conditions, a higher level of performance fees and the impact of acquisitions. Investment management fee revenue grew by 3 percent (unannualized) compared to the first quarter of 2005.

•	Institutional trust and custody fee revenue in the second quarter of 2005, including securities lending revenue, increased 17 percent to a record level of $181 million. The increase reflects higher securities lending revenue, the benefit of net new business, improved market conditions and the first quarter acquisition of DPM, a hedge fund administrator. Institutional trust and custody revenue grew by 8 percent (unannualized) compared to the first quarter of 2005.

•	Net interest revenue (FTE) totaled $133 million, an increase of $8 million, and above the expected range of $120-$125 million. The higher level of net interest revenue was due primarily to the cumulative effect of a client exercising its option to extend the term of an existing leveraged lease. It is anticipated that net interest revenue in the third quarter of 2005 will be in a range of $123 - $127 million.

•	Total operating expenses in the second quarter of 2005 were $726 million, an increase of 7 percent. Excluding the $24 million charge associated with the move to the new Mellon Financial Centre in London recorded in the second quarter of 2004, operating expenses increased 11 percent, with acquisitions accounting for 4 percent of this increase. Operating expenses reflect approximately $9 million associated with providing transitional services and stranded costs associated with the sale of the HR businesses, which were largely offset by reimbursements under a transitional services agreement recorded in other revenue.

•	The tax rate was 31.6 percent for the second quarter of 2005 compared to 32.2 percent for the second quarter of 2004 and 34.4 percent for the first quarter of 2005. The tax rate in the second quarter of 2005 reflects a one-time $4 million credit to tax expense associated with legislative changes, as well as lower state income taxes. The lower tax rate in the second quarter of 2005 increased earnings per share from continuing operations by 2 cents compared with the first quarter of 2005. It is currently anticipated that the income tax provision for the remainder of 2005 will be at a rate of approximately 33.5 percent.

•	The tangible shareholders’ equity ratio was 5.33 percent at June 30, 2005 compared to 5.38 percent at March 31, 2005.

•	Return on common shareholders’ equity was 20 percent for the second quarter of 2005.

•	Mellon repurchased 6 million shares of common stock during the second quarter at an average price of $27.45 per share.

Mellon declared its quarterly common stock dividend of 20 cents per share. This cash dividend is payable on Monday, Aug. 15, 2005, to shareholders of record at the close of business on Friday, July 29, 2005.

In the second quarter of 2005, Mellon completed the sale of its human resources (HR) consulting practices, benefits administration and business process outsourcing businesses. In the first quarter of 2005, discontinued operations accounting was applied for these businesses. The income statements presented for all periods in this release have been restated. Results of discontinued operations are discussed further on page 14. All information in this earnings release is reported on a continuing operations basis unless otherwise noted. See page 6 for summary financial data for comparable periods.

Mellon Reports Earnings

July 19, 2005

Throughout this earnings release, certain measures, which are noted, exclude certain items. We believe these measures are useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial performance. See page 15 for a reconciliation of revenue and expense amounts presented in accordance with Generally Accepted Accounting Principles (GAAP) to adjusted non-GAAP revenue and expense amounts, which exclude these items. There were no adjustments to reported amounts in the second quarter of 2005.

Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. In this quarterly earnings release, Mellon Financial Corporation and its subsidiaries also are referred to as “Mellon,” “the Corporation,” “we” or “our.”

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.2 trillion in assets under management, administration or custody, including $738 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Conference Call and Supplemental Data

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 2:30 p.m. EDT on Tuesday, July 19, 2005. This conference call and webcast will include forward-looking and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (888) 466-9857 (U.S.) or (847) 619-6150 (international), or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 1:30 p.m. EDT on July 19. Replays of the conference call and webcast will be available beginning July 19 at approximately 5 p.m. EDT until Tuesday, Aug. 2, 2005 at 5 p.m. EDT by dialing (888) 895-5637 (U.S.) or (402) 220-3731 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

Note: Access to supplemental financial trends is available via www.mellon.com/investorrelations/financial trends. The financial trends have been updated through June 30, 2005 and include data that previously had been included in the earnings release. These trends include consolidated and business sector information.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, expected third quarter 2005 net interest revenue, the expected tax provisioning rate and the quarter in which performance fees generally are highest. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties, and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in political and economic conditions; equity, fixed-income and foreign exchange market fluctuations; interest rate fluctuations; geographic sources of income; and levels of tax-free income, as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of July 19, 2005, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after July 19, 2005 or to reflect the occurrence of unanticipated events.

Mellon Reports Earnings

July 19, 2005

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Six months ended
(in millions, except per share amounts)	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Noninterest revenue
Investment management	$437	$424	$381	$861	$783
Institutional trust and custody	181	167	155	348	302
Payment solutions & investor services	142	134	150	276	295
Foreign exchange trading	50	54	50	104	107
Financing-related	35	32	31	67	66
Equity investment	15	219	9	234	107
Other	38	31	36	69	64

Total fee and other revenue	898	1,061	812	1,959	1,724
Gains on sales of securities	—	—	8	—	8

Total noninterest revenue	898	1,061	820	1,959	1,732

Net interest revenue
Interest revenue	286	249	205	535	408
Interest expense	159	132	84	291	171

Net interest revenue	127	117	121	244	237
Provision for credit losses	3	(1)	—	2	(7)

Net interest revenue after provision for credit losses	124	118	121	242	244

Operating expense
Staff:
Compensation	250	247	235	497	468
Incentive	114	108	89	222	189
Employee benefits	63	66	53	129	108

Total staff	427	421	377	848	765
Professional, legal and other purchased services	108	98	99	206	189
Net occupancy	57	59	79	116	135
Equipment	44	41	42	85	86
Business development	23	21	22	44	43
Communications	19	25	22	44	44
Amortization of intangible assets	7	6	5	13	9
Other	41	42	30	83	75

Total operating expense	726	713	676	1,439	1,346

Income
Income from continuing operations before income taxes	296	466	265	762	630
Provision for income taxes	93	161	85	254	203

Income from continuing operations	203	305	180	508	427
Discontinued operations:
Loss from operations after-tax	(49)	(51)	(4)	(100)	(7)
Net gain (loss) on disposals after-tax	(29)	1	—	(28)	1

Loss from discontinued operations, net of applicable tax expense (credit) of $18, $(13), $(1), $5 and $(1)	(78)	(50)	(4)	(128)	(6)

Net income	$125	$255	$176	$380	$421

Earnings per share
Basic:
Income from continuing operations	$.49	$.73	$.43	$1.22	$1.02
Net income	$.30	$.61	$.42	$.91	$1.00
Diluted:
Income from continuing operations	$.49	$.72	$.42	$1.21	$1.00
Net income	$.30	$.60	$.42	$.90	$.99

Mellon Reports Earnings

July 19, 2005

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	June 30, 2005	Dec. 31, 2004	June 30, 2004
Assets
Cash and due from banks	$2,787	$2,775	$3,172
Money market investments	2,249	4,673	4,725
Trading account securities	249	262	219
Securities available for sale	15,500	13,376	11,331
Investment securities (approximate fair value of $192, $217, and $251)	188	211	244
Loans	7,533	6,754	6,963
Reserve for loan losses	(87)	(98)	(96)

Net loans	7,446	6,656	6,867
Premises and equipment	600	688	678
Goodwill	2,129	2,321	2,200
Other intangibles	147	145	104
Assets of discontinued operations	—	40	—
Other assets	5,640	5,968	5,554

Total assets	$36,935	$37,115	$35,094

Liabilities
Deposits	$23,816	$23,591	$22,502
Short-term borrowings	1,083	915	1,086
Other liabilities	2,850	2,868	2,494
Notes and debentures (with original maturities over one year)	4,008	4,567	4,221
Junior subordinated debentures	1,056	1,057	1,042
Liabilities of discontinued operations	—	15	—

Total liabilities	32,813	33,013	31,345

Shareholders’ equity
Common stock - $.50 par value Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,930	1,931	1,917
Retained earnings	6,611	6,397	6,179
Accumulated unrealized gain (loss), net of tax	(3)	49	(90)
Treasury stock of 170,497,943; 165,308,079 and 164,658,700 shares, at cost	(4,710)	(4,569)	(4,551)

Total shareholders’ equity	4,122	4,102	3,749

Total liabilities and shareholders’ equity	$36,935	$37,115	$35,094

Mellon Reports Earnings

July 19, 2005

FINANCIAL HIGHLIGHTS

Mellon Financial Corporation

(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	Quarter ended					Six months ended
	June 30, 2005		March 31, 2005		June 30, 2004	June 30, 2005		June 30, 2004
Assets under management (in billions) (a)	$738		$729		$679
Assets under administration or custody (in billions) (a)	$3,428		$3,293		$2,856

Continuing Operations:
Noninterest revenue	$898		$1,061		$820	$1,959		$1,732
Net interest revenue	127		117		121	244		237

Total revenue	$1,025		$1,178		$941	$2,203		$1,969

Return on equity	19.9%		29.6%		19.3%	24.8%		22.8%
Fee and other revenue as a percentage of total revenue (FTE)	87%		90	%(b)	87%	89	%(b)	88	%(b)
Pre-tax operating margin (FTE)	30%		40%		29%	36%		33%
Net interest margin (FTE)	2.07%		1.92%		2.24%	2.00%		2.20%
Employees (a)(c)	16,200		16,000		15,700

Average common shares and equivalents outstanding:
Basic	414,908		419,662		419,015	417,272		420,341
Diluted	417,944		423,137		423,795	420,599		425,475

Total shareholders’ equity to assets ratio (a)	11.16%		11.23%		10.68%
Tangible shareholders’ equity to assets ratio (a)	5.33%		5.38%		4.41%
Tier I capital ratio (a)	10.8	%(d)	10.79%		9.33%
Total (Tier I plus Tier II) capital ratio (a)	16.9	%(d)	16.83%		14.61%
Leverage capital ratio (a)	8.4	% (d)	8.06%		8.19%

Book value per common share (a)	$9.86		$9.93		$8.84
Tangible book value per common share (a)	$4.41		$4.47		$3.41
Closing common stock price per share (a)	$28.69		$28.54		$29.33
Market capitalization (a)	$11,997		$12,078		$12,436

(a)	At period-end.
(b)	Excluding the gains on the sale of our investment in Shinsei Bank recorded in the first quarter of 2005 and the first quarter of 2004, fee and other revenue as a percentage of total revenue (FTE) would have totaled 88% in the first quarter of 2005, 88% for the six months ended June 30, 2005, and 87% for the six months ended June 30, 2004.
(c)	The increase compared with June 30, 2004 is primarily due to acquisitions.
(d)	Preliminary.

Note: Throughout this earnings release, all calculations are based on unrounded numbers. Returns are annualized.

Mellon Reports Earnings

July 19, 2005

Noninterest Revenue

Fee and other revenue of $898 million in the second quarter of 2005 increased $86 million, or 11%, from $812 million in the second quarter of 2004 primarily due to increases in investment management fee revenue and institutional trust and custody revenue. The increases reflect net new business, improved market conditions and higher securities lending revenue, as well as the impact of acquisitions, which accounted for $30 million, or 4%, of this increase.

Fee and other revenue in the second quarter of 2005 decreased $163 million, or 15% (unannualized), compared to the first quarter of 2005. In the first quarter of 2005, we recorded a pre-tax gain of $197 million as equity investment revenue from the sale of our remaining non-venture capital investment in Shinsei Bank. Excluding the Shinsei gain, fee revenue increased $34 million, or 4% (unannualized), compared with the first quarter of 2005, primarily resulting from a $14 million increase in institutional trust and custody revenue including a $9 million increase in securities lending revenue, a $13 million increase in investment management revenue and an $8 million increase in payment solutions and investor services revenue.

Below is a discussion of the components of Noninterest Revenue as presented on the income statement (page 4 of this release).

Investment management fee revenue

Investment management fee revenue - by business sector

(in millions)	Quarter ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Institutional Asset Management
Institutional clients	$126	$119	$95	$245	$189
Performance fees	26	27	17	53	56
Mutual funds	54	52	41	106	81
Private clients	12	12	10	24	21

Total	218	210	163	428	347
Mutual Funds
Mutual funds	130	124	135	254	270
Private clients	6	6	5	12	10
Institutional clients	3	3	3	6	7

Total	139	133	143	272	287
Private Wealth Management
Private clients	80	81	75	161	149

Total investment management fee revenue	$437	$424	$381	$861	$783

Investment management fee revenue in the Institutional Asset Management sector increased $55 million, or 34%, compared with the second quarter of 2004 and increased $8 million, or 4% (unannualized), compared with the first quarter of 2005. These fees totaled $428 million in the first six months of 2005, an increase of $81 million, or 24%, compared with the first half of 2004. The increase compared with the second quarter and first half of 2004 primarily resulted from net inflows, improved equity markets and the impact of acquisitions. The increase compared with the first quarter of 2005 resulted from the benefit of new business generation and a slight improvement in the equity markets. Our investment managers increasingly have had the opportunity to earn performance fees when the investment performance of their products exceeds various benchmarks and satisfies other criteria. These fees are generally highest in the fourth quarter when most annual computation periods end. Performance fees increased $9 million in the second quarter of 2005 compared with the second quarter of 2004.

Investment management fee revenue in the Mutual Fund sector decreased $4 million, or 4%, compared with the second quarter of 2004 and increased $6 million, or 4% (unannualized), compared with the first quarter of 2005.

Mellon Reports Earnings

July 19, 2005

These fees totaled $272 million in the first half of 2005, a decrease of $15 million, or 6%, compared with the first half of 2004. The decreases compared to the second quarter and first half of 2004 primarily reflect lower average levels of institutional money market and fixed-income funds due to net outflows, partially offset by improved equity markets. The increase compared with the first quarter of 2005 primarily resulted from net inflows of institutional money market funds and the impact of an additional calendar day.

Investment management fee revenue in the Private Wealth Management sector increased $5 million, or 8%, compared with the second quarter of 2004 and decreased $1 million compared with the first quarter of 2005. These fees in the first six months of 2005 totaled $161 million, a $12 million, or 8%, increase compared with the first six months of 2004. The increases compared with the second quarter and first half of 2004 reflect net new business, improved equity markets and acquisitions. The decrease compared to the first quarter of 2005 was related to the lag effect of lower equity markets.

Changes in market value of assets under management

(in billions)	Second quarter 2005	June 30, 2004 to June 30, 2005
Market value of assets under management at beginning of period	$729	$679
Net inflows (outflows) (a):
Long-term	(1)	15
Money market/securities lending	9	19

Total net inflows (outflows)	8	34
Net market appreciation (a)(b)	1	19
Acquisitions	—	6

Market value of assets under management at June 30, 2005	$738	$738

(a)	Preliminary.
(b)	Includes the effect of changes in foreign exchange rates.

S&P 500 Index

	Quarter ended			Second quarter 2005 compared with
	June 30, 2005	March 31, 2005	June 30, 2004	March 31, 2005	June 30, 2004
Period-end	1191	1181	1141	1%	4%
Daily average	1182	1192	1123	(1)%	5%

Institutional trust and custody revenue

Market value of assets under administration or custody at period-end

(dollar amounts in billions)	June 30, 2005		March 31, 2005	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004
Market value of assets under administration or custody (a)	$3,428	(b)	$3,293	$3,233	$2,978	$2,856

S&P 500 Index - period-end	1191		1181	1212	1115	1141

(a)	Includes the assets under administration or custody of CIBC Mellon Global Securities Services, a joint venture between Mellon and the Canadian Imperial Bank of Commerce, of $601 billion, $539 billion, $512 billion, $459 billion and $428 billion. Also includes the assets of ABN AMRO Mellon Global Securities Services B.V., a joint venture between Mellon and ABN AMRO, of $414 billion, $428 billion, $422 billion, $363 billion and $320 billion.
(b)	Excludes assets of $310 billion that we manage and are also under administration or custody. These assets are included in assets under management.

Institutional trust and custody revenue is reported primarily in the Asset Servicing sector. This revenue increased $26 million, or 17%, in the second quarter of 2005 compared with the second quarter of 2004, and $14 million, or 8% (unannualized), compared to the first quarter of 2005. The increase compared with the second quarter of 2004 primarily resulted from net new business and improved market conditions, as well as the acquisition of DPM, while the increase compared with the first quarter of 2005 primarily resulted from the DPM acquisition.

Mellon Reports Earnings

July 19, 2005

Securities lending revenue, included in institutional trust and custody revenue, totaled $33 million in the second quarter of 2005, an increase of $9 million compared with both the second quarter of 2004 and first quarter of 2005. The increase in securities lending revenue compared with the second quarter of 2004 reflects higher volumes and improved spreads. The increase compared with the first quarter of 2005 reflects higher seasonal international spreads and volumes. The average level of securities on loan totaled $114 billion in the second quarter of 2005 compared with $90 billion in the second quarter of 2004 and $103 billion in the first quarter of 2005.

Payment solutions & investor services fee revenue

Payment solutions & investor services fee revenue, which consists of cash management revenue, including SourceNet Solutions revenue; shareholder services revenue; and revenue earned by Mellon Financial Markets, totaled $142 million in the second quarter of 2005, a decrease of $8 million compared with the second quarter of 2004 and an increase of $8 million compared with the first quarter of 2005. The decrease compared with the second quarter of 2004 primarily resulted from lower ancillary services revenue at Mellon Investor Services, partially offset by higher cash management revenue, including revenue generated by the SourceNet acquisition. The increase compared with the first quarter of 2005 reflects, in part, an increase in cash management revenue resulting from increased lockbox and electronic processing volumes including the impact of an additional calendar day in the second quarter of 2005.

Foreign exchange trading revenue

Foreign exchange trading revenue, which is included primarily in the Asset Servicing sector, totaled $50 million in the second quarter of 2005, unchanged compared with the second quarter of 2004 and down $4 million, or 7% (unannualized), compared with the first quarter of 2005. The decrease compared with the first quarter of 2005 resulted from lower volatility in key currencies, partially offset by higher client volumes.

Financing-related revenue

Financing-related revenue, which is primarily included in the Treasury Services/Other Activity sector, includes: returns from corporate-owned life insurance; gains or losses on securitizations; letters of credit and acceptance fees; loan commitment fees; and gains or losses on loan sales and lease residuals. Financing-related revenue totaled $35 million in the second quarter of 2005, an increase of $4 million compared with the second quarter of 2004 and $3 million compared with the first quarter of 2005. The increase compared with both periods resulted from death benefits on corporate-owned life insurance, partially offset by lower gains on securitizations.

Equity investment revenue

Equity investment revenue, which is primarily included in the Treasury Services/Other Activity sector, includes realized and unrealized gains and losses on venture capital and non-venture capital investments, and totaled $15 million in the second quarter of 2005. Equity investment revenue totaled $9 million in the second quarter of 2004 and $219 million in the first quarter of 2005 which included the $197 million gain on the sale of our remaining investment in Shinsei Bank. Excluding the Shinsei gain, equity investment revenue totaled $22 million in the first quarter of 2005. Net gains from venture capital activities totaled $12 million in the second quarter of 2005 compared with $8 million in the second quarter of 2004 and $16 million in the first quarter of 2005.

Other revenue

Other revenue totaled $38 million in the second quarter of 2005, an increase of $2 million from the second quarter of 2004, and $7 million from the first quarter of 2005. The increase compared with the first quarter of

Mellon Reports Earnings

July 19, 2005

2005 includes fee revenue from Affiliated Computer Services, Inc. (ACS) under a transitional services agreement, as well as expense reimbursements from joint ventures for expenses incurred by Mellon on behalf of the joint ventures totaling $22 million in the second quarter of 2005, $20 million in the second quarter of 2004 and $19 million in the first quarter of 2005.

Year-to-date 2005 compared with year-to-date 2004

Fee and other revenue for the first six months of 2005 totaled $1.959 billion, an increase of $235 million, or 14%, from $1.724 billion in the first six months of 2004. Excluding the gains on the sale of the Shinsei investment in the first quarters of 2005 and 2004, fee and other revenue increased 8% primarily due to increases in investment management and institutional trust and custody revenue. The impact of acquisitions accounted for $57 million of this increase.

Net Interest Revenue

Net interest revenue on a fully taxable equivalent basis was $133 million in the second quarter of 2005, an increase of $8 million compared with $125 million in the second quarter of 2004 and an increase of $12 million compared with $121 million in the first quarter of 2005. The net interest margin was 2.07% in the second quarter of 2005, compared with 2.24% in the second quarter of 2004 and 1.92% in the first quarter of 2005. The revenue increase compared with both periods primarily resulted from the cumulative effect of a client exercising its option to extend the term of an existing leveraged lease.

Net interest revenue on a fully taxable equivalent basis totaled $254 million in the first six months of 2005 compared with $245 million in the first six months of 2004. The net interest margin was 2.00% in the first six months of 2005 and 2.20% in the first six months of 2004. The increase in net interest revenue primarily reflects the extension of the leveraged lease term mentioned above, partially offset by the impact of a lower net interest margin.

Net interest revenue is expected to be in a $123 million to $127 million range on a fully taxable equivalent basis for the third quarter 2005, assuming a gradual and measured increase in interest rates and allowing for tactical investment securities decisions.

Operating Expense

Second quarter 2005 compared with second quarter 2004

Summary — Operating expense increased $50 million, or 7%, compared with the second quarter of 2004, which included a $24 million charge for the move to the new Mellon Financial Centre in London. Nearly all of this charge was recorded as occupancy expense. See page 15 for a reconciliation of revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts, which exclude this item. Excluding this charge, operating expense increased $74 million, or 11%, compared with the second quarter of 2004, reflecting a number of factors discussed below, including $27 million, or 4%, from acquisitions. The expense increase also reflects approximately $9 million of expense incurred by Mellon in providing transitional services to ACS under a transitional services agreement and stranded costs. These expenses are largely offset by reimbursements from ACS, recorded as other revenue.

Staff expense — Staff expense in the second quarter of 2005 increased $50 million, or 13%, compared with the second quarter of 2004, resulting from: higher incentive expense; higher compensation expense reflecting the impact of acquisitions ($10 million) and July 1, 2004 merit increases; and higher employee benefits expense.

Mellon Reports Earnings

July 19, 2005

The increase in incentive expense resulted from fee-based business growth primarily in the Institutional Asset Management sector, and a $2 million increase in stock option expense. Employee benefits expense included a $4 million increase in pension expense as well as higher health benefit expense, deferred compensation plan expense and higher payroll taxes. The total impact from acquisitions on staff expense was $18 million.

Non-staff expenses — Non-staff expenses in the second quarter of 2005 totaled $299 million, unchanged compared with the second quarter of 2004. Excluding the $24 million charge in the second quarter of 2004 discussed above, non-staff expenses increased 9%, reflecting higher professional, legal and other purchased services and higher other non-staff expenses, resulting primarily from support of business growth, from acquisitions and from providing transitional services to ACS.

Second quarter 2005 compared with first quarter 2005

Staff expense in the second quarter of 2005 increased $6 million, or 2% (unannualized), compared with the first quarter of 2005, resulting from higher incentive and compensation expense partially offset by lower employee benefits expense. The increase in incentive expense resulted from fee-based business growth primarily in the Institutional Asset Management sector. The increase in compensation expense resulted from the DPM acquisition in the Asset Servicing sector. The decrease in employee benefits expense reflects lower payroll taxes. Non-staff expenses increased $7 million in the second quarter of 2005 compared with the first quarter of 2005. The first quarter of 2005 included a $10 million charge (included in other expense) for the early extinguishment of debt and $5 million of additional expense ($2 million of occupancy expense and $3 million of other expense) related to charges recorded in 2004 for the move to the new Mellon Financial Centre in London and a writedown of a business previously identified as held for sale. Excluding these charges, non-staff expenses increased $22 million, or 8%. This increase primarily reflects higher professional, legal and other purchased services and other non-staff expenses incurred in support of business growth and in providing transitional services to ACS.

Year-to-date 2005 compared with year-to-date 2004

Operating expense totaled $1.439 billion in the first six months of 2005, an increase of 7% compared with the prior-year period. Excluding the charges recorded in the first quarter of 2005 and second quarter of 2004, mentioned above, as well as the $19 million charge recorded in the first quarter of 2004 associated with the writedown of small, non-strategic businesses, operating expense increased 9% compared with the first half of 2004. The increase primarily resulted from the items noted above including $48 million due to acquisitions.

Provision and Reserve for Credit Exposure

The provision for credit losses totaled $3 million in the second quarter of 2005, compared with no provision in the second quarter of 2004 and a negative $1 million in the first quarter of 2005. The reserve for loan losses was $87 million at June 30, 2005, unchanged from March 31, 2005 and compared with $96 million at June 30, 2004. The reserve for unfunded commitments was $81 million at June 30, 2005, compared with $77 million at March 31, 2005 and $73 million at June 30, 2004.

Mellon Reports Earnings

July 19, 2005

Income Taxes

Mellon’s effective tax rate on income from continuing operations was 31.6% for the second quarter of 2005, compared with 32.2% for the second quarter of 2004 and 34.4% for the first quarter of 2005. The lower tax rate in the second quarter of 2005 compared with the first quarter of 2005 reflects a one-time $4 million credit to tax expense due to the adjustment of deferred tax liabilities resulting from tax legislation, as well as lower state income taxes. The lower tax rate in the second quarter of 2005 increased earnings per share from continuing operations by 2 cents compared with the first quarter of 2005. It is currently anticipated that the income tax provision for the remainder of 2005 will be at a rate of approximately 33.5%.

Business Sectors

Mellon’s lines of business have been aggregated into six business sectors and these sectors have been aligned within three business groups. Our Asset Management Group includes the Institutional Asset Management, Mutual Funds and Private Wealth Management business sectors. Our Payments and Securities Services Group includes the Asset Servicing and Payment Solutions & Investor Services business sectors. Our sixth sector is the Treasury Services/Other Activity sector.

Business Groups — Quarterly data

(dollar amounts in millions, presented on an FTE basis)

	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	2Q05	1Q05	2Q04	2Q05	1Q05	2Q04	2Q05	1Q05	2Q04
Asset Management	$492	$492	$439	$167	$172	$153	34%	35%	35%

Payments and Securities Services	434	414	404	108	101	111	25	24	27

Treasury Services/Other Activity	117	286	112	39	207	15	N/M	N/M	N/M

Total	$1,043	$1,192	$955	$314	$480	$279	30%	40%	29%

N/M — Not meaningful for this disclosure.

Business Groups — Year-to-date data

(dollar amounts in millions, presented on an FTE basis)

	Total Revenue		Income Before Taxes		Pre-tax Operating Margin
	YTD05	YTD04	YTD05	YTD04	YTD05	YTD04
Asset Management	$984	$904	$339	$324	34%	36%

Payments and Securities Services	848	797	209	216	25	27

Treasury Services/Other Activity	403	298	246	120	N/M	N/M

Total	$2,235	$1,999	$794	$660	36%	33%

N/M — Not meaningful for this disclosure.

Mellon Reports Earnings

July 19, 2005

Asset Management Group

Mellon’s Asset Management Group consists of those lines of business that offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals.

Income before taxes for the Asset Management Group for the second quarter of 2005 compared with the second quarter of 2004 increased 8%. Total revenue increased 12%, resulting from higher investment management revenue in the Institutional Asset Management and Private Wealth Management sectors, primarily due to net inflows, improved equity markets, higher performance fees and the impact of acquisitions. This increase was offset in part by lower revenue in the Mutual Funds sector, primarily due to lower average levels of institutional money market and fixed income funds due to net outflows.

Income before taxes for the Asset Management Group for the second quarter of 2005 compared with the first quarter of 2005 decreased 3%, as higher income before taxes in the Institutional Asset Management sector was offset by lower pre-tax operating margins in both the Mutual Funds and Private Wealth Management sectors. The lower margins were primarily due to lower revenue.

Income before taxes for the Asset Management Group for the first six months of 2005 compared with the first six months of 2004 increased 4%. Total revenue increased 9% resulting from higher investment management revenue in the Institutional Asset Management and Private Wealth Management sectors, primarily due to net inflows, improved equity markets and acquisitions. This increase was offset in part by lower revenue in the Mutual Fund sector due to lower average levels of institutional money market and fixed income funds due to net outflows.

Payments and Securities Services Group

Mellon’s Payments and Securities Services Group consists of those lines of business that primarily offer trust and custody and related services, investment manager solutions, global cash management services and shareholder services.

Income before taxes for the Payments and Securities Services Group for the second quarter of 2005 compared with the second quarter of 2004 decreased 2% as higher income before taxes in the Asset Servicing sector was more than offset by lower income before taxes in the PS&IS sector. Total revenue increased 8% resulting from higher revenue in the Asset Servicing sector, primarily due to net new business impacting custody fees and securities lending revenue, improved market conditions and the DPM acquisition. This increase was offset in part by lower revenue in the PS&IS sector primarily due to lower ancillary services revenue at Mellon Investor Services which was partially offset by higher cash management results due in part to the SourceNet acquisition. The decrease in the pre-tax operating margin in the second quarter of 2005 compared with the second quarter of 2004 primarily resulted from a lower margin in the PS&IS sector.

Income before taxes for the Payments and Securities Services Group for the second quarter of 2005 compared with the first quarter of 2005 increased 7%. Total revenue increased 5% resulting from a seasonal increase in securities lending revenue in the Asset Servicing sector, primarily due to higher volumes and increased spreads on international securities lending, as well as the DPM acquisition. Total revenue also increased in the PS&IS sector reflecting higher cash management processing revenue.

Income before taxes for the Payments and Securities Services Group for the first six months of 2005 compared with the first six months of 2004 decreased 3% as higher income before taxes in the Asset Servicing sector was more than offset by lower income before taxes in the PS&IS sector. Total revenue increased 7% reflecting higher revenue in the Asset Servicing sector, primarily due to net new business impacting custody fees and securities lending revenue, improved market conditions and the DPM acquisition. Revenue in the PS&IS sector decreased

Mellon Reports Earnings

July 19, 2005

slightly in the first six months of 2005 compared with the prior-year period as higher processing revenue in cash management was more than offset by lower ancillary services revenue at Mellon Investor Services. The decrease in the pre-tax operating margin in the current period compared with the first half of 2004 primarily resulted from a lower margin in the PS&IS sector.

Treasury Services/Other Activity

Treasury Services/Other Activity includes lines of business which offer financing services such as credit products for large corporations, insurance premium financing and commercial real estate lending. This sector also includes business exits, venture capital and other activity not fully allocated for management reporting purposes to a particular line of business. Results for Treasury Services in the second quarter of 2005 compared with the second quarter of 2004 and the first half of 2005 compared with the first half of 2004 reflect lower net interest revenue from a lower average level of loans and lower spreads. Results for the second quarter of 2005 compared with the first quarter of 2005 reflect lower operating expenses. Included in Other Activity in the second quarter of 2005 was $12 million of net gains from venture capital activities and the cumulative effect of a client exercising its option to extend the term of an existing leveraged lease. Results for the second quarter of 2004 included the $24 million charge for the move to the new Mellon Financial Centre in London and net gains of $8 million from venture capital activities. Results for the first quarter of 2005 included the $197 million gain on the sale of our remaining investment in Shinsei Bank, the $10 million charge on the early extinguishment of debt, the $5 million of expenses related to charges taken in 2004 and $16 million of net gains from venture capital activities.

Discontinued Operations

In the second quarter of 2005, Mellon incurred a net loss of $78 million from discontinued operations, comprised primarily of the following results:

•	In the first quarter of 2005, we applied discontinued operations accounting for the HR consulting practices, benefits administration and business process outsourcing businesses included in the former Human Resources & Investor Solutions sector. After a thorough review, it was determined that the investments required to compete successfully in those businesses could be better utilized by building on the strong positions of our other core businesses. On March 16, 2005, we announced the signing of a definitive agreement to sell these businesses to ACS and the sale closed on May 26, 2005. In the second quarter of 2005, a loss on disposal of $30 million after-tax was recorded, primarily due to an adjustment of the sale price in the second quarter of 2005. This loss, combined with goodwill impairment and other costs of $35 million after-tax recorded in the first quarter of 2005 as a loss from operations, resulted in a total loss on disposal of $65 million. Also reflected as a loss from operations of discontinued operations in the second quarter of 2005 is an after-tax loss of $48 million resulting from other expenses and asset writedowns related to the sale of the HR businesses and from the ongoing operation of the HR businesses prior to the sale to ACS.

•	Also included in discontinued operations in the second quarter of 2005 are the final results of our Australian consulting and administration businesses, which were sold in April 2005.

In accordance with GAAP, the results of the businesses discussed above are reflected as discontinued operations in all income statements presented. Because the lines of business included in discontinued operations were discrete lines of business providing services no longer provided by Mellon’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward. All information in this earnings release reflects continuing operations, unless otherwise noted.

Mellon Reports Earnings

July 19, 2005

Supplemental Information - Reconciliation of Reported Revenue and Expense Amounts to Adjusted Non-GAAP Revenue and Expense Amounts

Reported amounts are presented in accordance with GAAP. We believe that this supplemental adjusted non-GAAP information is useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial performance. There were no adjustments to Reported Amounts in the second quarter of 2005, and therefore the second quarter reported amounts are not separately shown in a table below.

Supplemental information

	First Quarter 2005				Second Quarter 2004
(in millions)	Reported Amounts	Adjustments		Adjusted Amounts	Reported Amounts	Adjustments		Adjusted Amounts
Noninterest revenue:
Fee and other revenue	$1,061	$(197	)(a)	$864	$812	$—		$812
Gains on sales of securities	—	—		—	8	—		8

Total noninterest revenue	1,061	(197)		864	820	—		820

Net interest revenue	117	—		117	121	—		121
Provision for credit losses	(1)	—		(1)	—	—		—

Net interest revenue after provision for credit losses	118	—		118	121	—		121

Operating expense:
Staff expense	421	—		421	377	—		377
Net occupancy expense	59	(2	)(b)	57	79	(23	)(d)	56
Other expense	233	(13	)(c)	220	220	(1	)(d)	219

Total operating expense	$713	$(15)		$698	$676	$(24)		$652

(a)	Reflects the gain from the sale of our remaining investment in Shinsei Bank.
(b)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London.
(c)	Includes the $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business previously identified as held for sale.
(d)	Reflects the initial charge associated with the move to the new Mellon Financial Centre in London.

Supplemental information

	Six months ended
	June 30, 2005				June 30, 2004
(in millions)	Reported Amounts	Adjustments		Adjusted Amounts	Reported Amounts	Adjustments		Adjusted Amounts
Noninterest revenue:
Fee and other revenue	$1,959	$(197	)(a)	$1,762	$1,724	$(93	)(d)	$1,631
Gains on sales of securities	—	—		—	8	—		8

Total noninterest revenue	1,959	(197)		1,762	1,732	(93)		1,639

Net interest revenue	244	—		244	237	—		237
Provision for credit losses	2	—		2	(7)	—		(7)

Net interest revenue after provision for credit losses	242	—		242	244	—		244

Operating expense:
Staff expense	848	—		848	765	—		765
Net occupancy expense	116	(2	)(b)	114	135	(23	)(e)	112
Other expense	475	(13	)(c)	462	446	(20	)(e)(f)	426

Total operating expense	$1,439	$(15)		$1,424	$1,346	$(43)		$1,303

(a)	Reflects the gain from the sale of our remaining investment in Shinsei Bank.
(b)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London.
(c)	Includes the $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business previously identified as held for sale.
(d)	Reflects the gain from the sale of approximately 35% of our investment in Shinsei Bank.
(e)	Reflects the initial charge associated with the move to the new Mellon Financial Centre in London ($23 million in net occupancy expense and $1 million in other expense).
(f)	Reflects the $19 million charge associated with a writedown of two small non-strategic businesses held for sale, one of which was sold in 2004.